April 2, 2020	Filed pursuant to Rule 433 Registration Statement Nos. 333-226485 and 333-226485-02

PRICING TERM SHEET

U.S.$750,000,000 2.937% Fixed Rate Guaranteed Notes due 2023

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2023 (the “2023 Notes”)

Total Principal Amount Being Issued:	$750,000,000

Denomination:	The 2023 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully guaranteed by BP.

Maturity Date:	April 6, 2023

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	2.937% per annum

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 6, 2020

Treasury Benchmark:	0.500% due March 15, 2023

US Treasury Yield / Price:	0.287% / 100-20

Spread to Treasury:	T+265 bps

Re-offer Yield:	2.937%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2023 Notes to which you are entitled.

Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2023 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after April 2, 2020.

Optional Redemption:	BP Capital America has the right to redeem the 2023 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes to be redeemed (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 40 basis points, plus in either case accrued and unpaid interest to the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2023 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2023 Notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities

LLC, Morgan Stanley & Co. LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing 2023 Note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated April 2, 2020 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as and fungible with the 2023 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2023 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2023 Note: 100.000%; Total: $750,000,000

Underwriters’ Discount:	Per 2023 Note: 0.1875%; Total: $1,406,250

Proceeds, Before Expenses, to Us:	Per 2023 Note: 99.8125%; Total: $748,593,750

Underwriter:

BNP Paribas Securities Corp.	($84,375,000)
BofA Securities, Inc.	($84,375,000)
Citigroup Global Markets Inc.	($84,375,000)
HSBC Securities (USA) Inc.	($84,375,000)
J.P. Morgan Securities LLC	($84,375,000)
Morgan Stanley & Co. LLC	($84,375,000)
Credit Agricole Securities (USA) Inc.	($34,822,000)
Goldman Sachs & Co. LLC	($34,822,000)
MUFG Securities Americas Inc.	($34,822,000)
Santander Investment Securities Inc.	($34,821,000)
SG Americas Securities, LLC	($34,821,000)
Standard Chartered Bank	($34,821,000)
NatWest Markets Securities Inc.	($34,821,000)

CUSIP Number:	10373Q BH2

ISIN:	US10373QBH20
U.S.$750,000,000 3.194% Fixed Rate Guaranteed Notes due 2025
Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2025 (the “2025 Notes”)

Total Principal Amount Being Issued:	$750,000,000

Denomination:	The 2025 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2025 Notes is fully guaranteed by BP.

Maturity Date:	April 6, 2025

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.194% per annum

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 6, 2020

Treasury Benchmark:	0.500% due March 31, 2025

US Treasury Yield / Price:	0.394% / 100-16 3/4

Spread to Treasury:	T+280 bps

Re-offer Yield:	3.194%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2025 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2025 Notes to which you are entitled.

Listing:	Application will be made to list the 2025 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2025 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after April 2, 2020.

Optional Redemption:	Prior to March 6, 2025 (the date that is one month prior to the scheduled maturity date for the 2025 Notes), BP Capital America has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed that would be due if such 2025 Notes matured on March 6, 2025 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 45 basis points, plus in either case accrued and unpaid interest to the date of redemption. On or after March 6, 2025 (the date that is one month prior to the scheduled maturity date for the 2025 Notes), BP Capital America has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2025 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2025 Notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means

BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing Note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated April 2, 2020 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2025 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as and fungible with the 2025 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2025 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2025 Note: 100.000%; Total: $750,000,000

Underwriters’ Discount:	Per 2025 Note: 0.255%; Total: $1,912,500

Proceeds, Before Expenses, to Us:	Per 2025 Note: 99.745%; Total: $748,087,500

Underwriter:

BNP Paribas Securities Corp.	($84,375,000)
BofA Securities, Inc.	($84,375,000)
Citigroup Global Markets Inc.	($84,375,000)
HSBC Securities (USA) Inc.	($84,375,000)
J.P. Morgan Securities LLC	($84,375,000)
Morgan Stanley & Co. LLC	($84,375,000)
Credit Agricole Securities (USA) Inc.	($34,822,000)
Goldman Sachs & Co. LLC	($34,822,000)
MUFG Securities Americas Inc.	($34,822,000)
Santander Investment Securities Inc.	($34,821,000)
SG Americas Securities, LLC	($34,821,000)

Standard Chartered Bank	($34,821,000)
NatWest Markets Securities Inc.	($34,821,000)

CUSIP Number:	10373Q BJ8

ISIN:	US10373QBJ85

U.S.$500,000,000 3.543% Fixed Rate Guaranteed Notes due 2027

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2027 (the “2027 Notes”)

Total Principal Amount Being Issued:	$500,000,000

Denomination:	The 2027 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2027 Notes is fully guaranteed by BP.

Maturity Date:	April 6, 2027

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.543% per annum

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 6, 2020

Treasury Benchmark:	0.625% due March 31, 2027

US Treasury Yield / Price:	0.543% / 100-18

Spread to Treasury:	T+300 bps

Re-offer Yield:	3.543%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2027 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2027 Notes to which you are entitled.

Listing:	Application will be made to list the 2027 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2027 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after April 2, 2020.

Optional Redemption:	Prior to February 6, 2027 (the date that is two months prior to the scheduled maturity date for the 2027 Notes), BP Capital America has the right to redeem the 2027 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed that would be due if such 2027 Notes matured on February 6, 2027 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 45 basis points, plus in either case accrued and unpaid interest to the date of redemption. On or after February 6, 2027 (the date that is two months prior to the scheduled maturity date for the 2027 Notes), BP Capital America has the right to redeem the 2027 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2027 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2027 Notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means

BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing Note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated April 2, 2020 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2027 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as and fungible with the 2027 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2027 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2027 Note: 100.000%; Total: $500,000,000

Underwriters’ Discount:	Per 2027 Note: 0.360%; Total: $1,800,000

Proceeds, Before Expenses, to Us:	Per 2027 Note: 99.640%; Total: $498,200,000

Underwriter:

BNP Paribas Securities Corp.	($56,250,000)
BofA Securities, Inc.	($56,250,000)
Citigroup Global Markets Inc.	($56,250,000)
HSBC Securities (USA) Inc.	($56,250,000)
J.P. Morgan Securities LLC	($56,250,000)
Morgan Stanley & Co. LLC	($56,250,000)
Credit Agricole Securities (USA) Inc.	($23,215,000)
Goldman Sachs & Co. LLC	($23,215,000)

MUFG Securities Americas Inc.	($23,214,000)
Santander Investment Securities Inc.	($23,214,000)
SG Americas Securities, LLC	($23,214,000)
Standard Chartered Bank	($23,214,000)
NatWest Markets Securities Inc.	($23,214,000)

CUSIP Number:	10373Q BK5

ISIN:	US10373QBK58

U.S.$1,250,000,000 3.633% Fixed Rate Guaranteed Notes due 2030

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2030 (the “2030 Notes”)

Total Principal Amount Being Issued:	$1,250,000,000

Denomination:	The 2030 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2030 Notes is fully guaranteed by BP.

Maturity Date:	April 6, 2030

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.633% per annum

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 6, 2020

Treasury Benchmark:	1.500% due February 15, 2030

US Treasury Yield / Price:	0.633% / 108-09

Spread to Treasury:	T+300 bps

Re-offer Yield:	3.633%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2030 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2030 Notes to which you are entitled.

Listing:	Application will be made to list the 2030 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2030 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after April 2, 2020.

Optional Redemption:	Prior to January 6, 2030 (the date that is three months prior to the scheduled maturity date for the 2030 Notes), BP Capital America has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed that would be due if such 2030 Notes matured on January 6, 2030 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 45 basis points, plus in either case accrued and unpaid interest to the date of redemption. On or after January 6, 2030 (the date that is three months prior to the scheduled maturity date for the 2030 Notes), BP Capital America has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2030 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2030 Notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing Note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated April 2, 2020 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2030 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as and fungible with the 2030 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2030 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2030 Note: 100.000%; Total: $1,250,000,000

Underwriters’ Discount:	Per 2030 Note: 0.450%; Total: $5,625,000

Proceeds, Before Expenses, to Us:	Per 2030 Note: 99.550%; Total: $1,244,375,000

Underwriter:

BNP Paribas Securities Corp.	($140,625,000)
BofA Securities, Inc.	($140,625,000)
Citigroup Global Markets Inc.	($140,625,000)
HSBC Securities (USA) Inc.	($140,625,000)
J.P. Morgan Securities LLC	($140,625,000)
Morgan Stanley & Co. LLC	($140,625,000)

Credit Agricole Securities (USA) Inc.	($58,036,000)
Goldman Sachs & Co. LLC	($58,036,000)
MUFG Securities Americas Inc.	($58,036,000)
Santander Investment Securities Inc.	($58,036,000)
SG Americas Securities, LLC	($58,036,000)
Standard Chartered Bank	($58,035,000)
NatWest Markets Securities Inc.	($58,035,000)

CUSIP Number:	10373Q BL3

ISIN:	US10373QBL32

* * * * * * * *

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the 2023 Notes, the 2025 Notes, the 2027 Notes and the 2030 Notes (collectively, the “Notes”) are not available to retail in the EEA or in the United Kingdom.

We expect that delivery of the Notes will be made to investors on or about April 6, 2020 (such settlement being referred to as “T+2”).

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC toll-free at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.